Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

DATED AS OF OCTOBER 19, 2011

BY AND BETWEEN

TEXTURA CORPORATION

AND

GRADEBEAM LLC

i

TABLE OF CONTENTS

(continued)

ii

EXHIBITS

EXHIBIT A	Agreed Accounting Principles; Sample NWC Calculation
EXHIBIT B	Escrow Agreement
EXHIBIT C	Bill of Sale and Assignment Agreement
EXHIBIT D	Trademark Assignment Agreement
EXHIBIT E	Lease Assignment Agreement
EXHIBIT F	Form of Management Employment Agreement
EXHIBIT G	Form of Non-Competition Agreement
EXHIBIT H	Purchase Price Allocation

SCHEDULES

Schedule 1.1(a)	Assumed Contracts
Schedule 1.1(b)	Retained Assets
Schedule 1.1(c)	Transferred Employees
Schedule 3.3	Capitalization
Schedule 3.5(a)	No Conflict
Schedule 3.5(b)	Required Filings and Consents
Schedule 3.6	Permits
Schedule 3.7	Compliance with Laws
Schedule 3.8(b)	Financial Statements
Schedule 3.10	Accounts Receivable
Schedule 3.11	Absence of Certain Changes
Schedule 3.12	Tangible Purchased Assets
Schedule 3.13	Real Property
Schedule 3.14(a)	Contracts and Commitments
Schedule 3.14(d)	Validity of Contracts
Schedule 3.15	Litigation
Schedule 3.16	Environmental, Health and Safety Matters
Schedule 3.19(a)	Employees
Schedule 3.19(b)	Independent Contractors
Schedule 3.19(e)	Transaction Payments
Schedule 3.20(a)	Employee Benefits
Schedule 3.20(d)	Seller Plan Qualification
Schedule 3.20(h)	Employment and Contingent Agreements
Schedule 3.20(i)	Accrued Time Off
Schedule 3.21(a)	Intellectual Property
Schedule 3.21(a)(iii)	IP Orders
Schedule 3.21(a)(iv)	IP Legal Proceedings
Schedule 3.21(j)	IP Infringement
Schedule 3.22	Brokers
Schedule 3.23	Related Party Transactions
Schedule 5.3(l)	Required Consents

Pursuant to Item 601(b)(2) of Regulation S-K, all schedules referenced herein have been omitted, and the Registrant agrees to supplementally furnish a copy of such schedules to the Securities and Exchange Commission upon request.

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of October 19, 2011 by and between TEXTURA CORPORATION, a Delaware corporation (“Purchaser”), and GRADEBEAM LLC, a Delaware limited liability company (“Seller”).

RECITALS

A.                                    Seller is engaged in bid management information technology services for the construction industry (the “Business”).

B.                                    Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, substantially all of the assets of Seller related to the Business, upon the terms and subject to the conditions in this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Definitions.  As used herein, the following terms shall have the meanings ascribed to them in this Section 1.1:

“Accounts Receivable” means Seller’s present and future rights to payment for goods sold or services rendered by Seller, including all accounts and notes receivable owned or held by Seller.  For purposes of valuing Accounts Receivable in the calculation of Final NWC, no value will be ascribed to Accounts Receivable which are aged more than 90 days.

“Acquired IP” means all Intellectual Property listed on Schedule 3.21(a); and (ii) all of Seller’s right, title and interest in and to other Intellectual Property related to the Business, in each case, including rights in Intellectual Property held by agreement as listed on Schedule 3.21(d), and including all goodwill associated therewith and symbolized thereby and all rights and privileges relating or pertaining to the foregoing Intellectual Property.

“Action” means any claim, action, suit, litigation, audit, arbitration, inquiry, proceeding or investigation by or before any Authority.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, is controlled by, controls, or is under common control with, such Person. “Control” shall mean and include, but not be limited to, (a) the ownership of 50% or more of the voting securities or other voting interests of any Person, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, together with all Exhibits and Schedules referred to herein, as amended, modified or supplemented from time to time in accordance with the terms hereof.

“Assumed Liabilities” means only the following Liabilities related to the Purchased Assets:

(i)                                     the Current Liabilities, but only to the extent included in the Final NWC;

(ii)                                  the Liabilities of Seller with respect to performance obligations that arise and become due and payable following the Closing under the Assumed Contracts; provided, that (i) Purchaser is not assuming any Liabilities with respect to non-performance or breach of or default under any such Assumed Contracts and (ii) Section 2.7 shall govern the treatment of Liabilities that arise under or relate to an Assumed Contract for which consent necessary to assignment has not been obtained; and

(iii)          any liability arising out of the termination of employment by Seller of any Transferred Employee, other than deferred salary, salary, wages, severance, bonus, compensation or other similar labor or employment obligations arising prior to the Closing, which shall be the sole responsibility of Seller (the “Limited Employee Assumed Liabilities”).

“Authority” means any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, in each case, whether foreign, federal, state or local.

“Cash” means all cash and cash equivalents on hand, in banks or in transit and any and all marketable securities.

“Closing” means the actual sale, conveyance, transfer, assignment and delivery of the Business and the Purchased Assets to Purchaser on the Closing Date pursuant to this Agreement.

“Closing Date” means the date of this Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Contracts” means all contracts, leases, subleases, arrangements, commitments and other agreements to which Seller is a party or by which Seller or any Purchased Asset is otherwise legally bound and which is in effect as of the date hereof, including all customer agreements, vendor agreements, purchase orders, installation and maintenance agreements, computer software licenses, hardware lease or rental agreements, contract claims and all other arrangements and understandings related to the Business.

“Current Assets” means the current operating assets of Seller (excluding Excess Cash), in each case, determined in accordance with the accounting principles, methodologies, agreements and practices set forth on Exhibit A, and only as and to the extent substantially similar in nature to the line items specified as “Current Assets” in the Sample NWC Calculation.

“Current Liabilities” means the current operating liabilities of Seller (excluding (i) Liabilities owed to any Affiliate of Seller, (ii) deferred revenues and (iii) all Indebtedness of Seller), in each case, determined in accordance with the accounting principles, methodologies, agreements and practices set forth on Exhibit A, and only as and to the extent substantially similar in nature to the line items specified as “Current Liabilities” in the Sample NWC Calculation.  In calculating “Current Liabilities,” the prepayment received from Reed Construction Data LLC in October 2011 in the amount of $80,000 shall be counted as a current liability in the amount of $40,000, as shown in the Sample NWC Calculation.

“Employee Benefit Plan” means any benefit or compensation plan, policy, agreement or arrangement that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other plan, policy, agreement or arrangement (whether or not subject to ERISA) involving direct or indirect compensation, including health, dental, vision or life insurance coverage, vacation, loans, fringe benefits, severance benefits, unemployment benefits, change in control plans or agreements, disability benefits, retirement income, deferred compensation, bonuses, stock options, stock ownership or purchase, phantom stock, stock appreciation, stock based or other forms of incentive compensation, bonus or post-retirement compensation or benefits.

“Employees” means all employees of Seller who, immediately before the Closing, perform substantially all of their services for the Business. Each such Person shall be set forth on Schedule 3.19(a).

“Environmental, Health, and Safety Requirements” means all federal, state, local and non-United States statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

“Equipment and Improvements” means all machinery, equipment, facilities and structures, buildings, installations, fixtures, improvements, betterments and additions, appliances, furniture, office furniture, fixtures, office supplies and office equipment, computers, computer terminals and printers, computer software, telephone systems, telecopiers and photocopiers, and other tangible personal property of every kind and description, which are owned or leased by Seller and utilized in connection with the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other entity that, together with Seller, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means that certain Escrow Agreement, in the form attached hereto as Exhibit B, executed on the Closing Date by Purchaser, Seller and the Escrow Agent.

“Escrow Amount” means $1,500,000.

“Excess Cash” means the amount of Cash of Seller as of immediately prior to Closing on the Closing Date in excess of the amount of Required Cash, if any.

“Excluded Liabilities” means all Liabilities of Seller that are not Assumed Liabilities, including:

(i)                                     any claim, action, suit or proceeding pending against Seller as of the Closing Date, notwithstanding the disclosure thereof in any Schedule hereto or otherwise, or any subsequent claim, action, suit or proceeding arising out of or relating to such pending matters, any other similar event occurring on or prior to the Closing Date or resulting from Seller’s conduct of the Business on or prior to the Closing Date;

(ii)                                  any Liability arising out of or relating to the Retained Assets;

(iii)                               any Pre-Closing Taxes or Taxes for which Seller is liable pursuant to Section 6.5;

(iv)                              any Liability arising from claims, proceedings or causes of action resulting from property damage or personal injuries (including death) caused by inventory sold, products manufactured or services rendered by Seller or the Business on or prior to the Closing Date;

(v)                                 any Liability arising from Intellectual Property infringement or misappropriation claims, product warranty or product liability claims, with respect to products, materials or services manufactured, sold, performed or shipped by Seller or the Business on or prior to the Closing Date;

(vi)                              any Liability relating to the violation of or failure to comply with any Law (including any Environmental, Health, and Safety Requirement) in connection with the operation of the Business, or the condition of the Purchased Assets, prior to the Closing; and

(vii)                           any Liability with respect to deferred salary, salary, wages, severance, bonus, compensation or any other labor or employment Liability of Seller, including any Liability of Seller with respect to any Seller Plan or other Liability of Seller related to ERISA, other than the Limited Employee Assumed Liabilities.

“Final NWC” shall mean (i) the Preliminary NWC if deemed final pursuant to Section 2.4(c), (ii) the Net Working Capital deemed by mutual agreement of the Purchaser and the Seller to be the Final NWC or (iii) the Net Working Capital determined by the Independent Accounting Firm to be the Final NWC in accordance with Section 2.4(d), whichever shall first occur.

“Final NWC Statement” shall mean (i) the Preliminary NWC Statement if deemed final pursuant to Section 2.4(c), (ii) any statement of Net Working Capital deemed by mutual agreement of the Purchaser and the Seller to be the Final NWC Statement or (iii) the statement of Net Working Capital determined by the Independent Accounting Firm to be the Final NWC Statement in accordance with Section 2.4(d), whichever shall first occur.

“Indebtedness” means all (a) indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), including the current portion of such indebtedness, (b) obligations evidenced by notes, bonds, debentures or similar instruments or by letters of credit or similar arrangements relating to Seller, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the Ordinary Course of Business), (c) capital lease obligations, (d) obligations under direct or indirect guaranties in respect of Liabilities of others, (e) obligations in respect of outstanding or unpaid checks or drafts or overdraft obligations and (f) accrued interest, prepayment premiums or penalties related to any of the foregoing.

“Independent Accounting Firm” means McGladrey & Pullen, LLP.

“Intellectual Property” means any and all industrial and intellectual property rights and all rights associated therewith, throughout the world, including (i) all patents, patent applications, provisionals, continuations, continuations in part, divisionals, reissues, reexaminations, renewals, extensions, utility models, industrial designs, certificates of invention and design patents, patent disclosures, inventions (whether or not patentable), improvements and all patent applications, registrations and applications for registrations for any of the foregoing, (ii) all trademarks, service marks, domain names, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof and all goodwill associated with and symbolized by the foregoing items, (iii) all copyrights and registrations and applications for registration thereof, (iv) all algorithms, computer software, including all source code, object code, firmware, development tools, files, records, data and documentation, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, internet domain names and registration rights, uniform resource locators, internet or worldwide web sites and all related content and programming, (v) all trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) all other proprietary rights relating to any of the foregoing and (vii) any similar or equivalent rights to any of the foregoing, and all copies and tangible embodiments of the foregoing.

“IRS” means the Internal Revenue Service.

“Law” means any law, statute, regulation, code, rule, ordinance, requirement, announcement, Order, arbitration award or finding or other binding Action or requirement of an Authority.

“Leased Real Property” means the real property used in connection with the Business that is leased by Seller, as more fully described on Schedule 3.13, together with all leasehold improvements thereon.

“Liabilities” means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“Lien” means any lien (statutory or otherwise), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

“Losses” means any and all damages, deficiencies, Liabilities (including any Liabilities for Taxes), obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses, including the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder.

“Management Employment Agreements” means the employment agreements with Bryan Jurewicz and Matt Carroll, each substantially in the form attached hereto as Exhibit F.

“Net Working Capital” means the difference of (a) the Current Assets, minus (b) the Current Liabilities, as of immediately prior to Closing on the Closing Date, in each case, as determined in accordance with the accounting principles, methodologies, agreements and practices set forth on Exhibit A.  Exhibit A also sets forth the Sample NWC Calculation. All Net Working Capital calculations shall be made in accordance with this definition and Exhibit A.

“Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by an Authority.

“Ordinary Course of Business” means the ordinary course of business of Seller in accordance with past custom and practice (including with respect to quantity and frequency).

“Owned IP” means all (i) Acquired IP rights that are owned or are purportedly owned by or exclusively licensed to Seller and (ii) Acquired IP rights that were developed for Seller by full or part time employees or consultants of Seller.

“Permits” means all franchises, grants, authorizations, licenses, certifications, permits, easements, variances, exceptions, consents, certificates, approvals or orders required under any applicable Law.

“Person” means any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, Authority, unincorporated entity or organization of any kind.

“Pre-Closing Taxes” means any Taxes (other than Transfer Taxes) for any period (or portion thereof) ending on or before the Closing Date that relate to, or are incurred with respect to, the Business, a Purchased Asset, an Assumed Liability, or any employee of Seller (including any Transferred Employee).  Any interest, penalties, additions to Tax or additional amounts that relate to Taxes for the Pre-Closing Period shall be included in the definition of Pre-Closing Taxes.

“Product(s)” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of Seller in connection with the Business and all products or services currently under development by Seller in connection with the Business.

“Purchased Assets” means all assets, rights and properties of Seller, whether tangible or intangible, real, personal or mixed, wherever located, and whether or not carried and reflected on the books of Seller relating to, used or employed in connection with the Business, including the following (excluding, however, the Retained Assets):

(i)                                     all Acquired IP;

(ii)                                  all Equipment and Improvements;

(iii)                               all other Current Assets reflected on the Final NWC Statement, including Required Cash;

(iv)                              all transferable Permits;

(v)                                 all Accounts Receivable;

(vi)                              all Contracts listed on Schedule 1.1(a) (the “Assumed Contracts”);

(vii)                           all of Seller’s right, title and interest in choses in action, claims and causes of action or rights of recovery or set-off of every kind and character, whether mature, contingent or otherwise, whether in tort, contract or otherwise, including under or pursuant to warranties, representations and guarantees made by manufacturers, suppliers, vendors or other Persons, in each case only to the extent related to the Purchased Assets or the Assumed Liabilities and only to the extent that they have arisen or accrued after the Closing;

(viii)                        Seller’s leasehold interests under the Real Property Leases;

(ix)                              all security, utility or similar deposits made by Seller with respect to any Leased Real Property;

(x)                                 all Records;

(xi)                              Seller’s phone numbers, facsimile numbers, email addresses and trade names, including the names “GradeBeam” and any related or similar trade names, service marks, logos and domain names to the extent the same incorporate the names “GradeBeam”, or any confusingly similar variation thereof;

(xii)                           all deposits and advances, prepaid expenses and other prepaid items of Seller that relate to the Assumed Liabilities;

(xiii)                        the value of the good reputation of Seller in the community and the competitive position of Seller operating the Business; and

(xiv)                       the Business of Seller as a going concern.

“Real Property Leases” means all leases and subleases of the Leased Real Property.

“Records” means all books of account, ledgers, forms, records, documents, files, invoices, vendor or supplier lists, plans and other data that are necessary to or desirable for the ownership, use, maintenance or operation of the Business and that are owned or used by Seller, including all blueprints and specifications; all data and information, including personally identifiable information (if any), about all customers of the Business (whether active or inactive) collected by Seller or accessible by Seller and all communications between such customers and Seller, in each case that are related to the Business; all Tax, personnel, payroll, payroll tax and labor relations records; all environmental control records, environmental impact reports, statements, studies and related documents, handbooks, technical manuals and data, engineering specifications and work papers; all pricing and cost information; all sales records; all accounting and financial records; all sales and use tax returns, reports, files and records; all asset history records and files; all data entry and accounting systems; all maintenance and repair records; and all correspondence, notices, citations and all other documents received from, sent to or in Seller’s possession in connection with any Authorities (including environmental protection, air or water quality control, occupational health and safety, land use, planning or zoning, and any alcohol, beverage or fire prevention Authorities).

“Registered IP” means all United States, international and foreign (i) patents and patent applications (including provisional applications), (ii) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks, (iii) registered domain names, (iv) registered copyrights and applications for copyright registration and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Authority, owned by, registered or filed in the name of Seller that is Owned IP.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping or placing into or upon any land or water or air or otherwise entering into the environment.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way hazardous materials in the environment, (b) restore or reclaim the environment or natural resources, (c) prevent the Release of hazardous materials so that they do not migrate, endanger or threaten to endanger public health or the environment, or (d) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring on, about or in any real property.

“Required Cash” means the amount of Cash of Seller as of immediately prior to Closing on the Closing Date that is required to be included in Current Assets (and considered part of the Purchased Assets) in order for the Net Working Capital calculation to result in a positive amount.

“Retained Assets” means all of the following:

(i)                                     the Excess Cash;

(ii)                                  all deposits and advances, prepaid expenses and other prepaid items of Seller that relate to the Excluded Liabilities;

(iii)                               all Contracts other than the Assumed Contracts;

(iv)                              all of Seller’s right, title and interest in choses in action, claims and causes of action or rights of recovery or set-off of every kind and character, whether mature, contingent or otherwise, whether in tort, contract or otherwise, including under or pursuant to warranties, representations and guarantees made by manufacturers, suppliers, vendors or other Persons, in each case only to the extent related to the Purchased Assets or the Assumed Liabilities, which have arisen or accrued prior to the Closing;

(v)                                 all insurance policies;

(vi)                              all Seller Plans;

(vii)                           the rights, assets and properties described in Schedule 1.1(b) under the heading “Retained Assets”;

(viii)                        Seller’s seal, if any, minute books and corporate record books, the general ledgers and books of original entry, all income tax returns and other income tax records; and

(ix)          Seller’s rights under this Agreement.

“Seller Constituent Documents” means the certificate of formation, operating agreement or other organizational or governing documents of Seller, each as amended to date.

“Source Code” means, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Owned IP or Product.

“Material Adverse Effect” means any change affecting, or condition having an effect on, Seller that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business as currently conducted or currently contemplated to be conducted, condition (financial or otherwise), prospects or operations of Seller.

“Sample NWC Calculation” means the illustrative calculation of Net Working Capital as of October 18, 2011 set forth on Exhibit A.

“Seller Plan” means each Employee Benefit Plan currently maintained or contributed to or required to be contributed to by Seller, or each Employee Benefit Plan currently maintained or contributed to or required to be contributed to by an ERISA Affiliate with respect to which Seller has or may have any Liability, and covering current or former employees, independent contractors, consultants, temporary employees and current or former directors of Seller or any ERISA Affiliate.

“Subsidiary” of a specified entity means any corporation, association, business entity, partnership, limited liability company or other Person of which the specified entity, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries, directly or indirectly owns or controls securities or other interests representing more than fifty percent (50%) of the voting power of such Person.

“Target NWC” means $0.01.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed or supplied to a third party with respect to Taxes.

“Taxes” (and, with correlative meaning, “Taxable”) means (i) all taxes, charges, fees, duties (including custom duties), levies, or other assessments, including any net income, alternative or add-on minimum tax, gross income, estimated, net or gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, capital gains, net or gross proceeds, real property, personal property (whether tangible or intangible), capital, lease, occupational, equalization, environmental, or other taxes, charges or fees assessed by any Authority, including any interest, penalties, or additions to tax attributable thereto; and (ii) any Liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or Tax indemnity agreement.

“Transaction Documents” means, collectively, this Agreement and all other documents executed in connection with this Agreement and the transactions contemplated hereby, including the Escrow Agreement.

“Transferred Employees” means the employees of Seller set forth on Schedule 1.1(c), each of whom has accepted employment with Purchaser as of the Closing.

1.2          Other Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location
“Allocation Schedule”	2.6
“Audited Financial Statements”	3.8(a)
“Bill of Sale and Assignment Agreement”	5.3(b)
“Business”	Recitals
“Cash Payment”	2.2(b)(ii)
“Competitive Business”	6.7(a)
“Confidential Information”	6.2
“Final Purchase Price”	2.2(a)
“Financial Statements”	3.8(a)
“Indemnified Party”	7.3
“Indemnifying Party”	7.3
“Interim Financial Statements”	3.8(a)
“Lease Assignment Agreements”	5.3(e)
“Material Contracts”	3.14(a)
“Material Customers”	3.23
“Material Suppliers”	3.23
“Preliminary NWC”	2.4(a)
“Preliminary NWC Statement”	2.4(a)
“Post-Closing Adjustment”	2.4(d)
“Purchase Price”	2.2(a)
“Purchaser”	Preamble
“Purchaser Indemnified Parties”	7.1
“Purchaser Warranty Claim”	7.1(a)
“Related Party”	3.25
“Seller”	Preamble
“Seller Permits”	3.6
“Seller Warranty Claim”	7.2(a)
“Third Party Notice”	7.3
“Trademark Assignment Agreement”	5.3(c)
“Transfer Taxes”	2.5

1.3                               Interpretation.  Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of an Authority, Persons succeeding to the relevant functions of such Person); and (f) the term “including” shall be deemed to mean “including, without limitation.”

ARTICLE II

SALE AND PURCHASE OF PURCHASED ASSETS

2.1                               Sale and Purchase of Purchased Assets.

(a)                                 In reliance upon the representations, warranties, covenants and agreements made herein by Seller and Purchaser, Purchaser does hereby purchase and accept from Seller, and Seller does hereby sell, transfer, convey, assign and deliver to Purchaser, on the Closing Date, the Purchased Assets.

(b)                                 Notwithstanding anything in this Agreement to the contrary, Seller retains all of its rights, title and interest in, and possession of, and Seller does not hereby sell, transfer, convey, assign or deliver to Purchaser any right, title or interest of Seller in, to or under, the Retained Assets.

2.2                               Purchase Price.

(a)                                 The aggregate consideration for the Purchased Assets will consist of (i) an amount of cash equal to $10,000,000 (the “Purchase Price”), as adjusted pursuant to Section 2.4 (so adjusted, the “Final Purchase Price”), and (ii) the assumption by Purchaser of the Assumed Liabilities in accordance with Section 2.3.  The Purchase Price will be allocated among the Acquired Assets as of the Closing in accordance with Section 2.6.

(b)                                 At the Closing, Purchaser shall make the following payments:

(i)                                     the Escrow Amount will be paid to an escrow account (the “Escrow Account”) to be established with the Escrow Agent, to be held by the Escrow Agent pursuant to the terms the Escrow Agreement; and

(ii)                                  to Seller, an amount equal to (x) the Purchase Price, minus (y) the Escrow Amount, minus (z) the estimated Required Cash, if any, calculated pursuant to Section 2.4(a) (the “Cash Payment”).

(c)                                  All payments required by Section 2.2(b) shall be by wire transfer of immediately available federal funds to the applicable receiving Person at a bank account designated in writing by such Person.

2.3                               Assumed Liabilities.  As additional consideration for the Purchased Assets, Purchaser does hereby assume, agree to perform, and in due course pay and discharge, only the Assumed Liabilities. For the avoidance of doubt, Purchaser does not assume and does not have any responsibility with respect to, and shall not be deemed to have assumed or be responsible for, the Excluded Liabilities, and Seller shall remain solely responsible for the performance and discharge of the Excluded Liabilities.

2.4                               Working Capital Adjustment.

(a)                                 On the Closing Date, Purchaser and Seller shall together prepare the Sample NWC Calculation attached hereto as Exhibit A.  In the event that the estimated amount of “Required Cash” reflected on the Sample NWC Calculation is in excess of $5,000, then the Purchaser shall be entitled to deduct such amount from the payment required at Closing pursuant to Section 2.2(b).

(b)                                 As promptly as practicable following the Closing Date but in no event later than ninety (90) days thereafter, Purchaser will prepare and deliver to Seller an unaudited statement of Net Working Capital as of the close of business (Chicago, Illinois time) on the Closing Date (the “Preliminary NWC Statement”), which shall be prepared on a basis consistent with the Sample NWC Calculation and Exhibit A (the “Preliminary NWC”).  Each party agrees to consult in good faith and cooperate with the other party and its employees regarding the preparation of the Preliminary NWC Statement, including by making its employees available to the other party as reasonably requested.

(c)                                  Seller shall have thirty (30) days following delivery to Seller of the Preliminary NWC Statement during which to review the Preliminary NWC Statement, and to notify Purchaser if it objects to the Preliminary NWC Statement and Seller’s notice shall specify the reasons therefor in reasonable detail.  If Seller fails to properly notify Purchaser of any such dispute within such thirty (30)-day period, the Preliminary NWC Statement and the Preliminary NWC reflected thereon shall be deemed final.  In the event that Seller shall so notify Purchaser of any dispute, Seller and Purchaser shall cooperate in good faith to resolve such dispute as promptly as possible, and upon such resolution, if any, any adjustments to the Preliminary NWC Statement and Preliminary NWC shall be made in accordance with the agreement of Purchaser and Seller.

(d)                                 If Purchaser and Seller are unable to resolve any such dispute within thirty (30) days (or such longer period as Purchaser and Seller shall mutually agree in writing) of the Seller’s delivery of such notice, such dispute, including the resolution of the Final NWC Statement, shall be resolved by the Independent Accounting Firm, and such determination, shall be final and binding on the parties.  Any fees and expenses relating to the engagement of the Independent Accounting Firm shall be borne equally by Seller and Purchaser.  The Independent Accounting Firm shall be instructed to use every reasonable commercial effort to perform its services within thirty (30) days of submission of the Preliminary NWC Statement to it and, in any case, as promptly as practicable after such submission.

(e)                                  The “Post-Closing Adjustment” means the amount of Final NWC less the Target NWC (which difference shall be expressed either as a positive or negative number, as applicable).  Without duplication for amounts previously credited as estimated Required Cash pursuant to Section 2.2(b)(ii)(z), (i) if the Post-Closing Adjustment is a positive amount, then Purchaser shall pay Seller the amount of the Post-Closing Adjustment and (ii) if the Post-Closing Adjustment is a negative amount, then Seller shall pay Purchaser the amount of the Post-Closing Adjustment.  Purchaser or Seller, as the case may be, shall, within ten (10) Business Days after the final determination of the Final NWC Statement pursuant to Section 2.4(c) or Section 2.4(d), make payment to the other by wire transfer in immediately available funds of the amount of the Post-Closing Adjustment as determined pursuant to the preceding sentence, together with interest thereon from the Closing Date to the date of payment at a fixed rate equal to eight percent (8.0%) per annum.  Such interest shall be calculated based on a year of 365 days and the number of days elapsed since the Closing Date. The Purchase Price, so adjusted as provided in this Section 2.4(e), shall be the Final Purchase Price.

2.5                               Sales and Transfer Taxes.  The party which is responsible under the applicable law, statute, rule or regulation shall pay any applicable sales, transfer, purchases, use, value added, excise, stamp, income, capital gains, real or personal property or similar Tax, as well as related fees, including penalties, interest and other additions, imposed under the laws of any Authority, which arises out of the transfer by Seller to Purchaser of any of the Purchased Assets (collectively, “Transfer Taxes”).  The party which is responsible for the payment of such Transfer Taxes, as applicable, shall hold the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, harmless from such Transfer Taxes.

2.6                               Allocation of Purchase Price.  The Purchase Price (including, for purposes of this Section 2.6, any other consideration paid to Seller including the Assumed Liabilities) shall be allocated among the Purchased Assets, the covenant not to compete set forth in Section 6.7 and the covenants not to compete set forth in the Non-Competition Agreements being executed pursuant to Section 5.3(e), in a manner consistent with Exhibit H.  For internal accounting and all Tax purposes, Purchaser and Seller agree to treat, account for and report the transactions contemplated hereby in a manner consistent with Exhibit H and will not take any position inconsistent therewith in any Tax Returns, refund claim, litigation, or in any manner related to Taxes. Purchaser and Seller shall make appropriate adjustments to Exhibit H to reflect changes in the Purchase Price.

2.7                               Third Party Consents.  To the extent that any Purchased Asset is not assignable without the consent of another party, and that consent has not been obtained as of the Closing Date:

(a)                                 Material Contracts.  If that Purchased Asset is a Material Contract, this Agreement shall not constitute an assignment or an attempted assignment thereof.  Seller and Purchaser shall use best efforts to obtain the consent of such other party to the assignment of any Material Contract to Purchaser in all cases in which such consent is or may be required for such assignment; provided, that neither Seller nor Purchaser shall be required to make any payments to obtain any such consents, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Person or incur any other Liability therefor.  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Material Contract in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law, shall act after the Closing as Purchaser’s agent in order to obtain for Purchaser the benefits under such Material Contract and shall cooperate, to the maximum extent permitted by Law, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser; provided, however, that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Purchaser obtains such benefits and would have been responsible therefor if such consents had been obtained.

(b)                                 Other than a Material Contract.  If that Purchased Asset is other than a Material Contract, then Purchaser shall accept the assignment of that Purchased Asset at the Closing, and assume the Liabilities thereunder, in which case, as between Purchaser and Seller, that Purchased Asset shall be deemed transferred to Purchaser at the Closing with the Purchased Assets as set forth in this Agreement and the Liabilities thereunder shall be deemed to be assumed by Purchaser at the Closing with the Assumed Liabilities as set forth in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into and perform its obligations under this Agreement, and in consideration of the covenants of Purchaser contained herein, Seller does hereby represent and warrant to Purchaser (which representations and warranties shall survive the Closing regardless of what examinations, inspections, audits and other investigations Purchaser has heretofore made, or may hereafter make, with respect to such representations and warranties) as follows:

3.1                               Organization and Qualification.  Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority and all necessary governmental approval to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary.

3.2                               Subsidiaries.  Seller has no Subsidiaries and has never had any Subsidiaries.

3.3                               Capitalization.  Each member of Seller owns the number of units of Seller set forth opposite such individual’s name on Schedule 3.3, which are all of the issued and outstanding equity interests of Seller.  There are no outstanding or authorized subscriptions, options, warrants or rights of any kind to acquire any membership interests or other equity interests of Seller; there are no outstanding securities convertible into any membership interests of Seller; and there are no obligations that might require Seller to issue any such options, warrants, rights or securities.  There are no existing arrangements that require or permit any membership interests of Seller to be voted by or at the discretion of anyone other than the record owner. There are no outstanding contractual obligations or commitments of Seller that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer or disposition of any membership interests or other securities or equity or voting interests of Seller.

3.4                               Authorization.  Seller has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein to be consummated by Seller.  The execution and delivery of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action of Seller, its board of managers and its members and no other action on the part of Seller, its board of managers or its members is required to authorize this Agreement, the other Transaction Documents or to consummate the transactions contemplated hereby and thereby.  This Agreement and the other Transaction Documents have been duly authorized and validly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, subject to laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies.

3.5                               No Conflict; Required Filings and Consents.

(a)                                 Except as set forth in Schedule 3.5(a), the execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller will not (i) conflict with or violate any provision of the Seller Constituent Documents, (ii) assuming that all consents, approvals, authorizations, permits and other actions described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made, conflict with or violate any Law applicable to Seller or by which any property or asset of Seller is bound or affected, or (iii) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Seller Permit or other instrument or obligation.

(b)                                 Except as set forth on Schedule 3.5(a) or Schedule 3.5(b), the execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Authority or any other Person.

3.6                               Permits.  Schedule 3.6(a) lists all Permits held by Seller for the ownership of the Purchased Assets or the ownership and operation of the Business (the “Seller Permits”).  All of the Seller Permits are valid and in full force and effect, and no suspension or cancellation of any Seller Permits is pending or, to the knowledge of Seller, threatened.  The Seller Permits constitute all Permits which are necessary for the ownership of the Purchased Assets or the ownership and operation of the Business as it is now being conducted.

3.7                               Compliance with Laws.

(a)                                 Except as set forth on Schedule 3.7, Seller is not in conflict with, or in default or violation of, and has not been in conflict with, or in default or violation of for the past year, (i) any Law applicable to Seller or by which any Purchased Asset is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which Seller or any property or asset of Seller is bound or affected, or (iii) any Seller Permits.  This Agreement and the transactions contemplated herein are not subject to any applicable bulk sales Laws.

(b)                                 Neither Seller, nor any other Person purporting to act on behalf of Seller, has made any payment to, or conferred any benefit, directly or indirectly, on suppliers, customers, employees, or agents of suppliers or customers, or officials or employees of any Authority or any political parties or candidates for office, which is or was unlawful under any applicable Law, including the United States Foreign Corrupt Practices Act, as amended.

3.8                               Financial Statements.

(a)                                 Seller has delivered to Purchaser (i) unaudited financial statements of Seller as of and for the years ending December 31, 2010 and December 31, 2009, including the notes thereto (collectively, the “Unaudited Financial Statements”), and (ii) the unaudited financial statements of the Business as of and for the period ending August 31, 2011 (the “Interim Financial Statements” and, together with the Unaudited Financial Statements, the “Financial Statements”).

(b)                                 Except as set forth in Schedule 3.8(b), the Financial Statements (including, in each case, any notes thereto) (i) were prepared in accordance with the books of account and other financial records of Seller, (ii) present fairly the financial position, results of operations and cash flows of Seller as of the dates thereof and for the periods indicated therein and (iv) include all adjustments that are necessary for a fair presentation of the financial condition of Seller and the results of operations of Seller as of the dates thereof or for the period covered thereby, except that the Interim Financial Statements are subject to normal year-end adjustments, which are not material either individually or in the aggregate.  The books of account and records of Seller are and have been maintained in accordance with applicable legal and accounting requirements and accurately reflect the assets, liabilities, business financial condition and results of operation of Seller.

3.9                               No Undisclosed Liabilities.  Seller has no Liabilities related to the Business (and there is no basis for any present or future Action against Seller giving rise to any such Liability), except for (i) Liabilities fully reflected or reserved for on the Financial Statements and (ii) the Current Liabilities, none of which are material, which have arisen since the Balance Sheet Date in the Ordinary Course of Business which will be fully reflected or reserved for in connection with the calculation of the Final NWC.

3.10                        Accounts Receivable.  Subject to any of the reserves set forth therein, the Accounts Receivable shown on the Financial Statements are valid and genuine, have arisen solely out of bona fide transactions in the Ordinary Course of Business, are not subject to any prior assignment or Lien and are not subject to valid defenses, set-offs or counter claims.  Since the date of the Interim Financial Statements, there have not been any write-offs of any Accounts Receivable as uncollectible.  Schedule 3.10 sets forth an aged list of unpaid Accounts Receivable owing to Seller as of the date hereof, with the last known address of the trade debtors associated therewith.

3.11                        Absence of Certain Changes.  Except as set forth on Schedule 3.11, from December 31, 2010 (“Balance Sheet Date”) to the date of this Agreement, Seller has conducted the Business only in the Ordinary Course of Business.  As amplification and not limitation of the foregoing, except as set forth on Schedule 3.11, since December 31, 2010:

(a)                                 there has not occurred any Material Adverse Effect;

(b)                                 Seller has not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any properties or assets used in the Business, except in the Ordinary Course of Business;

(c)                                  Seller has not sustained or incurred any loss or damage with respect to the Business (whether or not insured against) on account of fire, flood, accident or other calamity;

(d)                                 Seller has not increased the rate of compensation of any employee of the Business, or any other Person compensated by Seller involved in the Business, granted any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee of the Business or any other Person compensated by Seller involved in the Business, and has not adopted, increased the benefits under, and, other than as required by Law, amended any Seller Plan;

(e)                                  there has been no material adverse change in or with respect to Seller’s relations with Authorities or its employees, creditors, suppliers, customers or others having business relationships with Seller and no fact exists which may reasonably be expected to give rise to any such material adverse change;

(f)                                   Seller has not changed any accounting methods or practices (including any change in depreciation or amortization policies or rates);

(g)                                  Seller has taken all commercially reasonable steps to retain all engineering and information technology staff, sales managers and other critical talent necessary for the operation of the Business; and

(h)                                 Seller has not agreed to take any of the actions described in paragraphs (b), (d) or (f) above.

3.12                        Tangible Purchased Assets.  Except as set forth in Schedule 3.12, Seller is the owner of the tangible Purchased Assets, has good, valid and marketable title to the tangible Purchased Assets, free and clear of any Liens, and has the power and right to transfer, sell, assign, convey and deliver the tangible Purchased Assets to Purchaser in accordance with the terms of this Agreement.  All tangible Purchased Assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are used.  No tangible Purchased Asset is currently in need of repairs, modifications or upgrades.  Purchaser shall be able to use the tangible Purchased Assets and exercise, and enjoy the benefits of, the Purchased Assets in substantially the same manner as Seller, prior to the Closing, without infringing the rights of any third party.  The Purchased Assets include all assets and rights that are primarily used or held for use by Seller in the operation of the Business, and are necessary and sufficient for the conduct of the Business by Purchaser following the Closing, in the same manner as conducted by Seller prior to the Closing.

3.13                        Real Property.  With respect to the Real Property Leases, Schedule 3.13 sets forth a list of all of the Real Property Leases, and such Real Property Leases constitute all leases relating to real property in effect as of the date hereof under which Seller is a lessee, sublesee or holds or operates any real property owned by any third party, which real property is utilized in connection with the Business. Seller has made available to Purchaser true, correct and complete copies of all Real Property Leases, including all amendments, modifications and renewals thereof. Seller holds a good, valid and existing leasehold interest under each Real Property Lease pursuant to which Seller is a lessee for the term set forth in Schedule 3.13.  Seller does not own, and has never owned, any real property or interests in real property in fee, and Seller has no outstanding options or rights of first refusal to purchase any real property, or any portion thereof or interest therein.

3.14                        Contracts and Commitments.

(a)                                 Schedule 3.14(a) lists each contract and agreement related to the Business, whether written or verbal, to which Seller is a party as of the date hereof, including the following contracts and agreements related to the Business (such contracts and agreements, together with the Real Property Leases, being “Material Contracts”):

(i)                                     any contract or agreement (including purchase orders and acknowledgements) which involves consideration in excess of $10,000;

(ii)                                  any management contract or other contract, agreement or similar arrangement with independent contractors or consultants;

(iii)                               any contract or agreement relating to Indebtedness and the respective principal amounts outstanding thereunder as of the date of this Agreement;

(iv)                              any contract or agreement that limits or purports to limit the ability of Seller, or of any employees of Seller, to compete in any line of business or with any Person or in any geographic area or during any period of time;

(v)                                 any contract or agreement (A) that contains any “take or pay” or volume commitment provisions binding upon Seller, (B) that contains provisions granting any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person other than Seller or (C) in which Seller agreed to provide “most favored” or other preferential treatment with regard to prices;

(vi)                              any contract or agreement concerning a partnership or joint venture;

(vii)                           any employment contracts or agreements, or management, consulting or advisory contracts or agreements with any employee, consultant or advisor of Seller or other Person;

(viii)                        any severance (including early retirement and redundancy) plans or arrangements for any current or former employee of Seller;

(ix)                              any non-disclosure contracts or agreements and non-compete contracts or agreements or other contracts or agreements containing confidentiality provisions or restrictive covenants binding a current or former employee of Seller;

(x)                                 other than the Real Property Leases, any contract or agreement under which Seller is lessee of or holds or operates (A) any real property or (B) any personal property providing for payments in excess of $10,000 annually;

(xi)                              any contract or agreement under which Seller is lessor of or permits any third party to hold or operate any property, real or personal;

(xii)                           any contract or agreement relating to the acquisition or divestiture of the capital stock or other equity securities, assets or business of any Person involving Seller or pursuant to which Seller has any Liability;

(xiii)                        any powers of attorney granted by or on behalf of Seller;

(xiv)                       any sales or distribution contracts or agreements, franchise contracts or agreements and advertising contracts or agreements relating to Seller;

(xv)                          any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by Seller;

(xvi)                       other than employment agreements, any contract or agreement with any of the members of Seller, or Affiliates of Seller or any such members;

(xvii)                    any contract or agreement under which Seller has advanced or loaned any amount to any of its directors, officers and employees;

(xviii)                 any contract or agreement pursuant to which Seller has agreed to defend, indemnify or hold harmless any other Person not otherwise disclosed in Schedule 3.14(a);

(xix)                       any contract or agreement pursuant to which Seller has agreed to settle any Liability for Taxes;

(xx)                          any contract or agreement pursuant to which Seller has agreed to shift or allocate the Liability of Seller or any other Person for Taxes;

(xxi)                       any contract or agreement whereby Seller has entered into an escrow agreement for Seller software;

(xxii)                    any contracts or agreements with customers for which revenue has been pre-paid;

(xxiii)                 any contract in which Seller has granted a Person (other than Seller) an exclusive license to any of the Purchased Assets; and

(xxiv)                any other contract or agreement, whether or not made in the Ordinary Course of Business, which is material to the conduct of the Business.

(b)                                 Purchaser has been supplied with a true and correct copy of all written Material Contracts, together with all material amendments, waivers or other changes thereto, and has been given an accurate written description of all Material Contracts that are verbal agreements.

(c)                                  Seller is not a party to: (i) contracts or agreements with any Authority or (ii) contracts or agreements with a non-Authority in support of a contract or agreement with an Authority.

(d)                                 Except as disclosed in Schedule 3.14(d), each Contract: (i) is legal, valid, binding and enforceable on Seller and, to the knowledge of Seller, the other parties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect and shall not give rise to any termination, amendment, acceleration, cancellation, penalty or other adverse consequence.  Except as disclosed in Schedule 3.14(d), neither Seller nor, to the knowledge of Seller, any other party thereto, is in breach of, or default under, or has repudiated any provision of or is currently making any payments, including payment of liquidated damages, under any Contract (nor does there exist any condition which upon the passage of time or the giving of notice would (i) cause such a breach of or default under or (ii) give any third party the right to (A) a rebate, chargeback, refund, credit, claim for royalties, penalty or change in delivery schedule under any Contract, (B) accelerate the maturity or performance of any obligation of Seller under any Contract, (C) cancel, terminate or modify any Contract).  Except as disclosed in Schedule 3.14(d), with respect to each Contract, Seller and each of the other parties thereto have complied with the terms and conditions of such Contract.

3.15                        Litigation.  Except as set forth on Schedule 3.15, there is no Action to which Seller or any of its officers, directors or employees (in their capacity as such) has been a party in the past year, no such Action is currently pending and, to the knowledge of Seller, no such Action is threatened.  Neither Seller nor any Purchased Asset is subject to any outstanding Order or settlement issued or approved by any Authority.  There is no reasonable basis for any Person to assert a claim against Seller which would relate to or affect any of the Purchased Assets, or against any of the Purchased Assets based upon (i) Seller entry into this Agreement or any of the transactions contemplated hereby or (ii) any claim that Seller has agreed to sell or dispose of the Purchased Assets to any party other than Purchaser, whether by way of merger, consolidation, sale of assets or otherwise.

3.16                        Environmental, Health and Safety Matters.  Except as disclosed in Schedule 3.16:

(a)                                 Solely with respect to the Business, each of Seller and its predecessors has complied and is in compliance with all Environmental, Health, and Safety Requirements.

(b)                                 Seller has not received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory or corrective obligations or Remedial Action, relating to any of it or its facilities or any third party facilities or the Leased Real Property arising under Environmental, Health, and Safety Requirements.

(c)                                  Seller has not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or Remedial Action, of any other Person relating to Environmental, Health, and Safety Requirements.

(d)                                 Seller has provided Purchaser with copies of any environmental assessment or audit reports or other similar studies or analyses known, obtained or possessed by Seller relating to the Leased Real Property, Seller or the Business.

3.17                        Taxes.

(a)                                 Seller has complied with all Laws relating to Taxes, has properly completed and timely filed all Tax Returns required to be filed by it prior to the Closing Date and has timely paid all Taxes required to be paid by it for which payment is due or for which it could be liable as a result of transferee liability, joint and several liability, contractual liability or otherwise.  All such Tax Returns are true, correct and complete in all material respects.  Seller has no liability for Taxes in excess of the amount so paid or accruals or reserves so established, in each case, with respect to the Purchased Assets.

(b)                                 There are no existing Liens for Taxes on any of the Purchased Assets (except for Liens for Taxes that are not yet due and payable).

(c)                                  Seller has (i) withheld all required amounts from payments to its employees, agents, contractors, nonresidents, and other third parties and timely remitted such amounts to the proper Authority in accordance with applicable Laws, (ii) timely paid all employment Taxes with respect to its employees (including all Transferred Employees) and (iii) timely filed all Tax Returns relating to withholding, employment and unemployment Taxes with the appropriate Authority in accordance with applicable Laws.

(d)                                 No portion of the cost of any of the Purchased Assets was financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Section 103(a) of the Code.  None of the Purchased Assets is tax exempt use property under Section 168(h) of the Code.  None of the Purchased Assets constitutes an interest in any arrangement taxed as a corporation or partnership for any income tax purposes.  None of the Purchased Assets is property that Seller is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code section 168(f)(8).

(e)                                  Seller has no obligation to pay any Taxes of any other Person pursuant to any contract that Purchaser is assuming as a result of the transactions contemplated by this Agreement.  Seller has not extended any statute of limitations relating to any Taxes for which Purchaser could be liable under this Agreement or pursuant to applicable Laws.  No audits or other proceedings are ongoing or, to the knowledge of Seller, threatened with respect to any Taxes of Seller (including any Pre-Closing Taxes).  No Authority has made a claim that Seller is obligated to file a Tax Return, or pay Taxes, in a state or jurisdiction in which Seller does not currently file a Tax Return or pay Taxes.  There are no unpaid or proposed assessments for Taxes with respect to any of the Purchased Assets.

(f)                                   Seller is not a party to any contract, plan, or other arrangement with any Transferred Employee or other natural person that is being assumed by Purchaser which could (either alone or aggregated with other payments) give rise to a payment (or another benefit) that is not deductible under Code section 280G or subject to the excise Tax under Code section 4999.  All deferred compensation arrangements being assumed by Purchaser comply with the requirements of Code section 409A.

3.18                        Insurance.  The Purchased Assets are covered by valid and currently effective insurance policies in such types and amounts as are consistent with customary practices and standards in Seller’s industry.  All premiums due and payable under all such policies have been paid, and Seller has no Liability for any retroactive premiums or similar payments.  There is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any such insurance policies.

3.19                        Employees and Subcontractors.

(a)                                 Schedule 3.19(a) contains a list of all Employees, along with the position, date of hire and the annual rate of compensation of each such person including salary (or, with respect to Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation) and estimated or target annual incentive compensation of each such Employee and identification of any Employees who, immediately before the Closing, are on a leave of absence and the type of such leave.

(b)                                 Schedule 3.19(b) sets forth a list of all independent contractors currently performing services or under contract to perform future services for Seller in connection with the Business.

(c)                                  The Employees are not represented by any labor organization or labor union. Seller is not a party to, or in the process of negotiating, any collective bargaining or other labor union contract applicable to the Employees.  As of the date of this Agreement, there is no labor dispute, boycott, strike, work stoppage, picketing or other industrial action against Seller pending or, to the knowledge of Seller, threatened which may interfere with the business activities of Seller, nor have any such actions taken place within the past three (3) years.  Seller has no knowledge of any organizational effort made or threatened, or any claim or demand for representation, either currently or within the past three years, by or on behalf of any labor union with respect to the Employees.

(d)                                 As of the date of this Agreement, neither Seller nor its representatives or employees, has committed any unfair labor practices or violated any applicable Laws of any jurisdiction relating to hiring, employment or termination from employment (including compensation, discrimination, collective action, collective bargaining, social security and payroll tax payments), nor are they liable for past wages, taxes, or penalties for failure to make such payments.  There is no pending or threatened Action, charge or complaint against Seller before any court or arbitrator, the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable state or local agency, nor, to the knowledge of Seller, is there a reasonable basis for any such claim.  There is no pending, or to the knowledge of Seller, threatened Action, claim or complaint against Seller before any Authority related to past or unpaid wages or penalties related thereto.

(e)                                  Except as set forth in Schedule 3.19(e), no Employee is entitled to receive any payments or other compensation or benefits as a result of the consummation of the transactions contemplated by this Agreement.

(f)                                   No former employee, consultant, or contractor of Seller is in violation of any agreement with Seller relating to inventions, competition, solicitation or confidentiality.

3.20                        Employee Benefits.  The following provisions apply to Seller Plans covering Employees.

(a)                                 Schedule 3.20(a) contains a complete and accurate list of all Seller Plans. Complete and accurate copies, as applicable, of (i) each Seller Plan that has been reduced to writing, (ii) written summaries of any unwritten Seller Plan, (iii) all trust agreements, insurance contracts, and summary plan descriptions relating to any Seller Plan, (iv) annual reports filed on Form 5500 for the most recent plan year for each Seller Plan, and (v) all employee handbooks, have been made available to Purchaser.

(b)                                 Each Seller Plan has been maintained and administered in all material respects in accordance with its terms and with ERISA, the Code and other applicable Laws.  All contributions required to be made under each Seller Plan, whether pursuant to applicable Law or the terms of such Seller Plan, have been timely made.

(c)                                  There are no inquiries or investigations by any Authority against or involving any Seller Plan.  There are no proceedings or other claims (except claims for benefits payable in the normal operation of Seller Plans and proceedings with respect to qualified domestic relations orders), against or involving any Seller Plan.

(d)                                 Each Seller Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS to the effect that such Seller Plan is qualified and the trust related thereto is exempt from federal income taxes under Section 501(a) of the Code; no such determination letter has been revoked and, the knowledge of Seller, revocation has not been threatened; and, the knowledge of Seller, no act or omission has occurred that would adversely affect such qualification.

(e)                                  Neither Seller nor any ERISA Affiliate has ever maintained an Employee Benefit Plan that was subject to Section 412 of the Code or Title IV of ERISA. At no time has

Seller or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f)                                   No Seller Plan provides benefits after termination of employment to any employee of Seller (or to any beneficiary of any such employee), including retiree health coverage and deferred compensation, but excluding continuation of health coverage required under COBRA or any similar state law and insurance conversion privileges under state Law.

(g)                                  No act or omission has occurred and no condition exists with respect to any Seller Plan that has, or is reasonably likely to result in any fine, penalty, Tax or Liability of any kind imposed under ERISA or the Code for which Purchaser may be responsible.

(h)                                 Schedule 3.20(h) discloses each: (i) agreement with any director, officer or other Employee of Seller (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, officer or Employee; and (ii) agreement or plan binding Seller, including any Seller Plan, any of the benefits of which shall be increased, the vesting of the benefits of which shall be accelerated, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(i)                                     Schedule 3.20(i) sets forth the policy of Seller with respect to accrued vacation, accrued sick time and earned time-off and the amount of such Liabilities with respect to each Employee as of the Closing.

3.21                        Intellectual Property.

(a)                                 Set forth in Schedule 3.21(a) is a true and correct list of all Registered IP used in the Business, including, for each item, the jurisdictions in which such item has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made.  With respect to each item of Intellectual Property required to be identified in Schedule 3.21(a), to the knowledge of Seller:

(i)                                     Seller possesses all right, title and interest in and to the item, free and clear of all Liens, and free and clear of any and all ownership claims or ownership rights of authors, inventors or any other third parties;

(ii)                                  Each such item is valid, enforceable and subsisting and all registration, maintenance and renewals fees currently due in connection with such item have been paid and all documents, recordations and certificates in connection with such item currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of prosecuting, maintaining and perfecting such item and recording the applicable owner’s ownership interests therein;

(iii)                               Except as set forth in Schedule 3.21(a)(iii), the item is not subject to any outstanding Order; and

(iv)                              Except as set forth in Schedule 3.21(a)(iv), no Legal Proceeding is pending or threatened that challenges the legality, validity, enforceability, use or ownership of the item.

(b)                                 Neither the Seller nor any Owned IP or Product is subject to any proceeding or outstanding Order, Contract or stipulation (i) restricting in any manner the use, transfer, or licensing of any Owned IP or any Product, or which may affect the validity, use or enforceability of any such Owned IP or Product, or (ii) restricting the conduct of the Business in order to accommodate third party Intellectual Property rights.  There are no royalties, honoraria, fees or other payments payable by Seller to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Owned IP.

(c)                                  Seller has not (i) granted any third party exclusive rights to or under any Owned IP, (ii) granted any third party the right to sublicense any Owned IP or (iii) transferred ownership of any Intellectual Property that is or was Owned IP to any third party, or knowingly permitted its rights in any Intellectual Property that is or was Owned IP to enter the public domain or, with respect to any Intellectual Property for which Seller has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

(d)                                 Seller has secured from all of its employees, consultants and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Owned IP, unencumbered and unrestricted exclusive ownership of all such third party’s Intellectual Property rights in such contribution that Seller does not already own by operation of Law and such third party has not retained any rights or licenses with respect thereto.

(e)                                  To Seller’s knowledge, no current or former employee, consultant or independent contractor of Seller (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Seller, or using trade secrets or proprietary information of others without permission, or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Seller that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(f)                                   To Seller’s knowledge, the employment of any employee by Seller or the use by Seller of the services of any consultant does not subject Seller to any Liability to any third party for improperly soliciting such employee or consultant to work for Seller, whether such Liability is based on contractual or other legal obligations to such third party.

(g)                                  No current or former employee of Seller has any right, license, claim or interest whatsoever in or with respect to any Owned IP.

(h)                                 To Seller’s knowledge, the right, license and interest of Seller in and to all Intellectual Property licensed by Seller from a third party for use in connection with the Business is free and clear of all Liens (excluding restrictions contained in the applicable written license agreements with such third parties).  To Seller’s knowledge, to the extent that any Intellectual Property that is or was owned by any third party is incorporated into, integrated or bundled with, or used by Seller in the development, manufacture, or use of any of the Products, Seller has a written agreement with such third party with respect thereto pursuant to which it either (i) has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of such Intellectual Property by operation of Law or by valid assignment, or (ii) has obtained perpetual, non terminable (other than for breach) licenses (sufficient for the conduct of the Business in the Ordinary Course of Business) to all such third party Intellectual Property.

(i)                                     Seller owns and has independently developed or acquired, or has the valid right or license to, all Acquired IP. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Acquired IP, impair the right of Purchaser to use, possess, sell or license any Acquired IP or portion thereof, or otherwise impair or compromise Purchaser’s ownership, license rights or other rights in or to any of the Acquired IP.

(j)                                    Except as set forth in Schedule 3.21(j), to Seller’s knowledge, with respect to the conduct of the Business, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Product and (ii) the use of any product, device or process used in the Business: (A) Seller is not interfering with, infringing upon, misappropriating or otherwise in violation of or conflict with any Intellectual Property rights of third parties; and (B) no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller.

3.22                        Brokers.  Except as set forth in Schedule 3.22, no broker, finder, investment banker, employee or other Person is entitled to any brokerage, finder’s, consulting, success or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

3.23                        Related Party Transactions.  Except as set forth in Schedule 3.23, no officer, director, member, employee or Affiliate of Seller, nor any relative or Affiliate of such officer, director, member or employee (each, a “Related Party”) has any direct or indirect interest in the Purchased Assets or any contract relating, in any way, to the Purchased Assets.  No Related Party owns, directly or indirectly, any material interest in or serves as an officer or director of any competitor, customer or supplier of Seller or any entity that has an undisclosed contractual relationship with Seller.

3.24                        Disclosure.  Seller and Purchaser have engaged in a due diligence process, and in connection with that process Seller has made available to Purchaser all the information reasonably available to Seller that Purchaser has requested for deciding whether to enter into this Agreement and all information that the Company believes is reasonably necessary to enable Purchaser to make such decisions.  In light of the due diligence process mentioned above, to the knowledge of Seller, no representation or warranty of Seller contained in this Agreement and the exhibits and schedules attached hereto, any certificate furnished or to be furnished to Purchaser at the Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  It is understood that this representation is qualified by the fact that Seller has not delivered to Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or “Dilution” of the type typically contained therein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into and perform its obligations under this Agreement, and in consideration of the covenants of Seller contained herein, Purchaser hereby represents and warrants to Seller (which representations and warranties shall survive the Closing regardless of what examinations, inspections, audits and other investigations Seller has heretofore made, or may hereafter make, with respect to such representations and warranties) as follows:

4.1                               Organization and Qualification.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

4.2                               Authority Relative to This Agreement.  Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein to be consummated by Purchaser.  The execution and delivery of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Purchaser, its board of directors and its stockholders and no other action on the part of Purchaser, its board of directors or its stockholders is required to authorize this Agreement, the other Transaction Documents or to consummate the transactions contemplated hereby and thereby.  This Agreement and the other Transaction Documents have been duly authorized and validly executed and delivered by Purchaser and constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, subject to laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3                               No Conflict; Required Filings and Consents.

(a)                                 The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, (i) conflict with or violate any provision of the Certificate of Incorporation or By-laws of Purchaser or (ii) conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound or affected.

(b)                                 The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Authority or any other Person.

4.4                               Brokers.  No broker, finder, investment banker, employee or other Person is entitled to any brokerage, finder’s, consulting, success or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

ARTICLE V

CLOSING

5.1                               Time and Place.  The Closing shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois at 10:00 a.m. (Chicago, Illinois time) on the Closing Date.

5.2                               Closing Transactions.  All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.

5.3                               Seller Deliveries.  At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser all instruments, duly executed, or other items which are required by the terms hereof to be delivered at the Closing, including:

(a)                                 the Escrow Agreement;

(b)                                 a bill of sale and assignment and assumption agreement in the form attached hereto as Exhibit C (the “Bill of Sale and Assignment Agreement”);

(c)                                  a trademark assignment agreement with respect to the Acquired IP in the form attached hereto as Exhibit D (the “Trademark Assignment Agreement”);

(d)                                 assignment and assumption agreements with respect to the Lease in the form attached hereto as Exhibit E (the “Lease Assignment Agreement”);

(e)                                  a Non-Competition Agreement in the form attached hereto as Exhibit G executed by the following members of Seller:

(i)                                     Gray’s Grove LLC;

(ii)                                  The Pepper Companies, Inc.;

(iii)                               Walsh Venture I, LLC;

(iv)                              W.E. O’Neil Construction Company;

(v)                                 Bulley & Andrews, Inc.;

(vi)                              Valenti Builders, Inc.;

(vii)                           Fred Berglund & Sons, Inc.;

(viii)                        the direct investors in HPA Gradebeam Investment, L.L.C.;

(ix)                              Bryan Jurewicz;

(x)                                 Ron Jurewicz; and

(xi)                              Matt Carroll.

(f)                                   a landlord consent and estoppel with respect to each Leased Real Property;

(g)                                  any and all UCC termination statements or other documents reasonably requested by Purchaser to evidence the release of any Liens on the Purchased Assets;

(h)                                 a certificate of good standing from the Secretary of State of the State of Delaware and of each other state in which Seller is required to be qualified to transact business, in each case, as of a date not earlier than ten (10) days prior to the Closing Date;

(i)                                     a certificate of the Secretary or an Assistant Secretary of Seller, dated as of the Closing Date, certifying as to (i) the Seller Constituent Documents; (ii) the resolutions of the Board of Managers and members of Seller approving the transactions contemplated hereby; and (iii) the incumbency and signatures of the officers of Seller executing this Agreement and any Transaction Document delivered by Seller;

(j)                                    a copy of each consent listed on Schedule 5.3(j);

(k)                                 a statement, in the form set forth in Treasury Regulation §1.1445-2(b)(2), that Seller is not a foreign Person;

(l)                                     the Management Employment Agreements; and

(m)                             all such other bills of sale, assignments and other good and sufficient instruments of assignment, transfer or conveyance as Purchaser and its counsel shall deem reasonably necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of all Seller’s right, title and interest in, to and under the Acquired Assets to Purchaser and to put Purchaser in actual possession or control of the Acquired Assets.

5.4                               Purchaser Deliveries.  At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller all instruments, duly executed, or other items which are required by the terms hereof to be delivered at the Closing, including:

(a)                                 the Cash Payment;

(b)                                 the Escrow Amount;

(c)                                  the Escrow Agreement;

(d)                                 the Bill of Sale and Assignment Agreement;

(e)                                  the Trademark Assignment Agreement;

(f)                                   the Lease Assignment;

(g)                                  the Management Employment Agreements; and

(h)                                 such other instruments and documents as are reasonably necessary, in the opinion of Seller, to evidence the performance by Purchaser of its obligations under this Agreement.

ARTICLE VI

OTHER AGREEMENTS

6.1                               Further Assurance.  At any time and from time to time from and after the Closing, Seller and Purchaser will, at the request and expense of the other party hereto, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be required to evidence or effectuate the sale, conveyance, transfer, assignment and delivery to Purchaser of the Purchased Assets or for the performance by Seller or Purchaser of any of their other respective obligations under or related to this Agreement, including preparation of any Tax Return (and further including taking all steps to secure any exemption from Tax available with regard to the transactions in the Transaction Documents), or the conduct of any audit or examination or other proceeding.  Seller agrees, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets (i) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Purchaser at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its best efforts to secure to Purchaser the benefits thereof in some other manner, or (ii) which are otherwise not transferable or assignable, to use its best efforts, jointly with Purchaser, to secure to Purchaser the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder).  The parties shall retain for the full period of any statute of limitations any records or information which may be relevant to Taxes of Seller for the period prior to the Closing.

6.2                               Confidentiality.  Seller covenants and agrees with Purchaser that from and at all times after the Closing, all information relating to the Purchased Assets and the Business, including the Transaction Documents and any other trade secrets and any confidential and/or proprietary information (collectively, “Confidential Information”), will be held in strict confidence by Seller and any representatives of Seller; provided, however, Seller shall not have any restrictive obligation with respect to any Confidential Information which (i) is contained in a printed publication available to the general public, (ii) is or becomes publicly known through no wrongful act or omission of Seller, (iii) is known by Seller without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Confidential Information or (iv) is disclosed with the prior written consent of Purchaser.  Seller may disclose Confidential Information to the extent required pursuant to a valid Order or regulation of a competent

Authority but shall otherwise continue to hold the disclosed Confidential Information in strict confidence.  As of the Closing, the Mutual Confidentiality and Non-Disclosure Agreements dated May 19, 2011 and June 3, 2011 by and between the parties and their affiliates shall terminate and have no further force or effect.

6.3                               Employment Matters.

(a)                                 Prior to the Closing, Seller has terminated the employment of the Transferred Employees.  As of the Closing, each of the Transferred Employees has accepted employment with Purchaser, it being understood that each Transferred Employee will be an “at will” employee of Purchaser, subject to Purchaser’s employment policies.  Seller shall be responsible for the payment of all compensation and other benefits payable to, or accrued in respect of, all such Transferred Employees for all times prior to the Closing Date or, if earlier, the termination of their employment by Seller (including all accrued vacation and paid time off).

(b)                                 All Transferred Employees will be offered such employee benefits as Purchaser, in its sole discretion, shall determine; provided, however, Purchaser shall provide such Transferred Employees with compensation and benefits that are substantially comparable in the aggregate to those in effect for such Employees immediately prior to the Closing Date.

(c)                                  Purchaser shall be responsible for the Limited Employee Assumed Liabilities.

(d)                                 With respect to employment Tax matters: (i) Seller and Purchaser shall agree to elect the “standard procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), W-4 (Employee’s Withholding Allowance Certificate), and W-5 (Earned Income Credit Advance Payment Certificate) with respect to each Transferred Employee as described in Section 4 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320; (ii) Seller, as the predecessor employer, shall provide Forms W-2 to all Transferred Employees reflecting all wages paid and Taxes withheld by Seller for the portion of the calendar year beginning January 1, 2011 and ending on the day before the Closing Date, and Purchaser, as the successor employer, shall provide all required Forms W-2 to all Transferred Employees reflecting all wages paid and Taxes withheld by Purchaser as the successor employer for the portion of the calendar year in which the Closing occurs beginning on the Closing Date; (iii) Seller shall keep on file all IRS Forms W-4 and W-5 provided to them by the Transferred Employees for the period required by applicable Laws concerning record retention and Purchaser will obtain new IRS Forms W-4 and W-5 with respect to each Transferred Employee; and (iv) Seller and Purchaser shall work in good faith to adopt similar procedures under applicable wage payment, reporting and withholding Laws for all Transferred Employees in all appropriate jurisdictions.  Seller and Purchaser agree that the transactions contemplated by this Agreement shall not constitute a “separation of service” for any Transferred Employee for purposes of Code section 409A and Treasury Regulation section 1.409A-1(h)(4).

6.4                               Employee Benefits.

(a)                                 Purchaser shall not assume any Seller Plans, and Seller shall retain responsibility for all Liabilities, claims, rights and payments under each Seller Plan. Seller shall be responsible for and indemnify the Purchaser Indemnified Parties against any claim by any Employee with respect to any Seller Plans or other similar agreements applicable to the Employees due or accrued as of the Closing Date or incurred prior to the Closing Date. Purchaser shall not be liable or responsible for the payment of any employee benefits offered by Seller.

(b)                                 Seller shall remain solely liable for any Liability arising from workers’ compensation claims, both medical and disability, or other programs mandated by an Authority which are based on injuries occurring prior to the Closing Date regardless of when such claims are filed. Purchaser shall be solely liable for such claims by any Transferred Employee based on injuries occurring after the Closing Date.

6.5                               Tax Matters.

(a)                                 Purchaser and Seller shall provide the other party with such assistance as is reasonably requested by the other in connection with the preparation of any Tax Return, taking advantage of any exemption from Taxes for the transactions described in the Transaction Documents or any audit or other proceeding relating to Taxes.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material.  The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance.  Seller shall retain for the full period of any statute of limitations, and provide access to, any records or information (including all Tax Returns) which may be relevant to such preparation, audit or other proceeding.

(b)                                 Seller shall pay when due any and all Pre-Closing Taxes (whether direct or as a result of transferee liability, joint and several liability, or contractual liability).  All real property, personal property, ad valorem and other similar periodic Taxes (excluding Transfer Taxes) that relate to, or are imposed with respect to, the Purchased Assets or the Business for a period that includes, but does not end on the Closing Date, but not allocable to specific transactions, shall be Pre-Closing Taxes in an amount equal to the Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days beginning on the beginning of the entire period and ending on the day before the Closing Date and the denominator of which is the number of days in the entire period.  All other Taxes (excluding Transfer Taxes) for a period that includes, but does not end on, the Closing Date shall be Pre-Closing Taxes to the extent such Taxes accrued in the portion of the period ending on or before the Closing Date based on a “closing of the books” methodology.

6.6                               Access to Records.  Each party agrees to provide the other party with reasonable access, during normal business hours and upon reasonable prior notice, and at the expense of the requesting party, to all relevant documents and records that may be needed by such other party for purposes of (a) preparing Tax Returns or responding to an audit by any Authority, (b) the determination or enforcement of rights and obligations under this Agreement, (c) compliance with the requirements of any Authority, (d) the determination or enforcement of the rights and obligations hereunder of any Indemnifying Party or Indemnified Party or (e) in connection with any actual or threatened Action.

6.7                               Non-Competition; Non-Solicitation.

(a)                                 In consideration of the promises contained herein, and to induce Purchaser to enter into this Agreement and to perform its obligations hereunder, for a period of three (3) years following the Closing Date (the “Restricted Period”), Seller shall not, directly or indirectly: (i) engage in, carry on, participate in or have any interest in, whether alone or in conjunction with any Person, or as a holder of an equity or debt interest of any Person, or as a principal, agent or otherwise, in any business that engages in bid management information technology services for the construction industry (a “Competitive Business”) anywhere in the United States or Canada, whether such engagement shall be as an owner, partner or other participant in any Competitive Business; (ii) assist others in engaging in any Competitive Business in any manner described in the foregoing clause (i); or (iii) induce any supplier, customer, employee or other Person doing business with Purchaser to terminate its relationship with Purchaser.

(b)                                 During the Restricted Period, Seller shall not, directly or indirectly hire, entice or solicit or seek to induce or influence any of the employees of Purchaser (including the Transferred Employees) to leave employment with Purchaser.

(c)                                  It is the desire and intent of the parties to this Agreement that the provisions of this Section 6.7 shall be enforced to the fullest extent permissible under applicable Law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Section 6.7 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete or modify (including to limit or reduce its duration, geographical scope, activity or subject) the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such provision of this Section 6.7 in the particular jurisdiction in which such adjudication is made and to be made only to the extent necessary to cause the provision as amended to be valid and enforceable.

(d)                                 Seller acknowledges and understands that the provisions of this Section 6.7 are of a special and unique nature, the loss of which may not be accurately compensated for in damages by an action at law and that the breach of the provisions of this Section 6.7 may cause Purchaser irreparable harm.  In the event of a breach or threatened breach by Seller of the provisions of Section 6.7(a), Purchaser may be entitled to seek an injunction restraining such breach.  Nothing herein contained shall be construed as prohibiting Purchaser from pursuing any other remedies available for any breach or threatened breach of this Section 6.7, and the pursuit of an injunction or any other remedy shall not be deemed to be an exclusive election of such a remedy.

6.8                               Use of GradeBeam Name.  Seller acknowledges and agrees that all of Seller’s rights in and to, and ownership of, the name “GradeBeam” and any names related or substantially similar thereto shall be transferred to Purchaser hereunder.  From and after the Closing, Seller shall be prohibited from using such name, except as necessary to effect its name change or to evidence that such change has occurred.  Seller shall file all documents with the appropriate Authorities to change its name to a name which do not contain the word “GradeBeam” or any other substantially similar word.

ARTICLE VII
INDEMNIFICATION

7.1                               Indemnification by Seller.  Subject to the limitations set forth in Section 7.4, Seller agrees to indemnify, defend and hold harmless Purchaser and all of its officers, directors, stockholders, Affiliates, employees and agents (the “Purchaser Indemnified Parties”) after the Closing from and against any Losses arising out of or resulting from:

(a)                                 the untruth, inaccuracy or incompleteness of any representation or warranty of Seller contained in this Agreement (or in any document, writing, certificate, data or financial statements delivered by Seller under this Agreement) (each a “Purchaser Warranty Claim”);

(b)                                 the failure by Seller to perform any of its covenants or obligations under this Agreement (or in any document, writing, certificate, data or financial statements delivered by Seller under this Agreement);

(c)                                  any and all Excluded Liabilities (including all income Taxes of Seller);

(d)                                 the failure to comply with any bulk sales or similar laws in connection with the transactions contemplated hereby; and

(e)                                  the operation of the Business prior to the Closing.

7.2                               Indemnification by Purchaser.  Subject to the limitations set forth in Section 7.4, Purchaser agrees to indemnify, defend and hold harmless Seller after the Closing from and against any Losses arising out of or resulting from:

(a)                                 the untruth, inaccuracy or incompleteness of any representation or warranty of Purchaser contained in this Agreement (or in any document, writing or certificate delivered by Purchaser under this Agreement) (each a “Seller Warranty Claim”);

(b)                                 the failure by Purchaser to perform any of its covenants or obligations under this Agreement (or in any document, writing, certificate, data or financial statements delivered by Seller under this Agreement);

(c)                                  any and all Assumed Liabilities;

(d)                                 any claim or assertion by a third party that the assignment of an Assumed Contract was a breach of such Contract, if the terms of such Contract require consent for assignment and such consent has not been obtained; and

(e)                                  any obligation under an Assumed Contract arising during the period following the Closing.

7.3                               Procedure for Indemnification.  If any Person shall claim indemnification (the “Indemnified Party”) hereunder for any claim other than a third party claim, the Indemnified Party shall promptly give written notice to the other party from whom indemnification is sought

(the “Indemnifying Party”) of the nature and amount of the claim.  If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party, the Indemnified Party shall promptly give written notice (a “Third-Party Notice”) to the Indemnifying Party of the basis for such claim or demand, setting forth the nature of the claim or demand in detail. Provided that the Indemnifying Party acknowledges in writing its indemnification obligations pursuant to this Article VII with respect to the claims in such Third-Party Notice, the Indemnifying Party may defend and, if appropriate, settle at its own cost and through counsel of its own choosing, any claim or demand set forth in a Third-Party Notice giving rise to such claim for indemnification.  In the event the Indemnifying Party undertakes to compromise or defend any such claim or demand, it shall promptly (and in any event, no later than thirty (30) days after receipt of the Third-Party Notice) notify the Indemnified Party in writing of its intention to do so.  The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand.  After the assumption of the defense by the Indemnifying Party, the Indemnified Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnifying Party in connection with such defense, but the Indemnified Party may participate in such defense at its own expense.  No settlement of a third party claim or demand defended by the Indemnifying Party shall be made without the written consent of the Indemnified Party, such consent not to be unreasonably withheld, delayed or qualified.  The Indemnifying Party shall not, except with written consent of the Indemnified Party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such third party claim or demand.

7.4                               Survival; Limitations on Indemnity.

(a)                                 The indemnities contained in Section 7.1 of this Article VII shall expire eighteen (18) months following the Closing Date, except with respect to claims (i) under Sections 3.12 (Taxes), as to which the indemnification obligations shall survive until thirty (30) days after the expiration of any applicable statute of limitations (including any extensions or waivers or tolling thereof); (ii) under Sections 3.1 (Organization and Qualification), 3.3 (Capitalization), 3.4 (Authority), 3.12 (Purchased Assets), 3.16 (Environmental, Health and Safety Matters), 3.20 (Employee Benefits), 4.1 (Organization and Qualification) and 4.2 (Authority), as to which the indemnification obligations shall survive until the third (3rd) anniversary of the Closing Date, and except with respect to claims involving fraud, gross negligence or intentional misconduct, as to which there shall be no expiration date; provided, that if at the stated expiration of any indemnification obligation there shall then be pending any indemnification claim by a Person, such Person shall continue to have the right to such indemnification with respect to such claim notwithstanding such expiration.  The indemnities contained in Section 7.2 of this Article VII shall survive until thirty (30) days after the expiration of any applicable statute of limitations (including any extensions or waivers or tolling thereof).

(b)                                 Except with respect to claims involving fraud, gross negligence or intentional misconduct, Seller’s maximum aggregate liability to the Purchaser Indemnified Parties for indemnification pursuant to Section 7.1 shall not exceed the Escrow Amount.

(c)                                  The Purchaser Indemnified Parties shall not be entitled to indemnification for a Purchaser Warranty Claim pursuant to Section 7.1(a) unless and until the aggregate Losses suffered by all Purchaser Indemnified Parties exceeds $10,000, whereupon the Purchaser Indemnified Parties shall be entitled to indemnification hereunder from Seller for all Losses suffered by Purchaser Indemnified Parties regardless of such threshold amount, subject to the other limitations set forth herein.

(d)                                 Except with respect to claims involving fraud, gross negligence or intentional misconduct, or to claims for equitable relief, the sole and exclusive remedy of the parties hereto shall be the indemnification provisions set forth in this Article VII.

7.5                               Recovery of Losses from Other Sources; Tax Benefits.  In calculating any Losses there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer).  In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Article VII, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (1) any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter and (2) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

7.6                               Indemnification Net of Tax Benefits.  The amount of any indemnity provided in this Article VII shall be reduced (but not below zero) by the amount of any actual net reduction in cash payments for Taxes realized by the Indemnified Party as a result of the Losses giving rise to such indemnity claim.  If the indemnity amount is paid prior to the Indemnified Party realizing any actual reduction in cash payments for Taxes in connection with the Losses giving rise to such payment, and the Indemnified Party subsequently realizes such actual reduction in cash payments for Taxes, then the Indemnified Party shall pay the amount of such actual reduction in cash payments for Taxes (but not in excess of the indemnification payment or payments actually received with respect to such Losses) to the Indemnifying Party.  For purposes of the preceding two sentences, the Indemnified Parties shall be deemed to have realized a reduction in cash payments for Taxes with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes from the Closing Date through the end of such taxable year, calculated by excluding any Tax items attributable to the Losses from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of the taxable year, calculated by taking into account any Tax items attributable to the amount of Losses for all taxable years (treating such Tax items as the last items claimed for any taxable year).

7.7                               Adjustments to Purchase Price.  All indemnity payments under this Agreement shall, to the extent such payment can be properly so characterized under applicable tax law, be treated as adjustments to the Purchase Price.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1                               Public Announcements.  Neither party hereto shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, that nothing contained in this Section 8.1 shall prevent either party hereto from promptly making all filings with any Authority or securities exchange as may, in its reasonable judgment, be required or advisable in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, by applicable Law or by the rules and regulations of any securities exchange.

8.2                               Post-Closing Deliveries.  After the Closing, any monies, checks, instruments, invoices, bills, receipts, notices, mail and other communications received by one party but directed toward or due to another shall be promptly delivered to the other party.

8.3                               Notices.  All notices or other communications required or permitted by this Agreement or the other Transaction Documents shall be in writing and shall be deemed to have been duly received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails and (c) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as follows:

if to Purchaser, to:	if to Seller, to:

Textura Corporation	GradeBeam LLC
1405 Lake Cook Rd.
Deerfield, IL 60015
Attention: Patrick Allin	Attention:
Facsimile No.: (847) 235-8484	Facsimile No.: [ ]

with a copy (which shall not constitute notice) to:	with a copy (which shall not constitute notice) to:

Winston & Strawn LLP	Edwards Wildman Palmer LLP
35 W. Wacker Dr.	225 W. Wacker Dr.
Chicago, IL 60601	Chicago, IL 60606
Attention: R. Cabell Morris	Attention: Craig C. Bradley
Facsimile No.: (312) 558-5600	Facsimile No.: (312) 416-4849

or to such other addresses as may be specified by any such Person to the other Person pursuant to notice given by such Person in accordance with the provisions of this Section 8.3.

8.4                               Assignment.  The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other party; provided, however, that Purchaser may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement or to one or more Persons, the majority of the capital stock or equity interest of which are owned, directly or indirectly, by Purchaser or any Affiliate thereof; in which event all the rights and powers of Purchaser and the remedies available to it under this Agreement shall extend to and be enforceable by each such assignee, and Purchaser shall remain primarily liable for all duties, obligations and liabilities hereunder.  In the event of any such assignment and delegation referred to in the proviso above, subject to the foregoing, the term “Purchaser” as used in this Agreement shall be deemed to refer to each such assignee of Purchaser where reference is made to actions taken or to be taken with respect to the acquisition of the Purchased Assets, and shall be deemed to include both Purchaser and each such assignee where appropriate.

8.5                               Benefit of the Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Indemnified Parties and their respective successors, permitted assigns, heirs and executors.  Except as expressly provided in Article VI, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto, the Indemnified Parties and their respective successors, permitted assigns, heirs and executors.

8.6                               Exhibits and Schedules.  The Exhibits and Schedules hereto shall be construed with and as an integral part of this Agreement to the same effect as if the contents thereof had been set forth verbatim herein.  No disclosure set forth in one Schedule shall be deemed to constitute a disclosure for the purposes of any other Schedule unless expressly so stated.

8.7                               Headings; Table of Contents.  The headings and table of contents used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

8.8                               Entire Agreement.  This Agreement and the other Transaction Documents contain the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound thereby and dated on or after the date hereof.

8.9                               Modifications and Waivers.  No amendment, supplement, change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by Purchaser and Seller.  No waiver of any breach, term or condition of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term or condition.

8.10                        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimiles or other electronic copies of signatures will be deemed to be originals.

8.11                        Severability.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, or as applied to any circumstance, under the laws of any jurisdiction which may govern for such purposes, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

8.12                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to such state’s principles of conflicts of law.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Illinois and the Federal courts of the United States of America located within the State of Illinois, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Action shall be heard and determined in such an Illinois State or Federal court.  The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 8.3, or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

8.13                        Expenses.  Except as otherwise expressly provided herein, each party hereto shall pay all of its own fees, costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and the other Transaction Documents and in closing and carrying out the transactions contemplated by this Agreement and the other Transaction Documents.

8.14                        No Joint Venture.  Nothing contained in this Agreement or any other Transaction Document will be deemed or construed as creating a joint venture or partnership between the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other party.  No party will have the power to control the activities and operations of the other, and their status is, and at all times will continue to be, that of independent contractors with respect to each other.  Except as provided herein, no party will have any power or authority to bind or commit the other party. No party will hold itself out as having any authority or relationship in contravention of this Section 8.14.

8.15                        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE

ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

8.16                        Specific Performance.  Each party acknowledges and agrees that the other party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, and that each party shall be entitled to equitable remedies, including injunctive relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically this Agreement, in addition to any other remedy to which such party may be entitled, at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

PURCHASER:	TEXTURA CORPORATION

	By:	/s/ Patrick J. Allin
	Name:	Patrick J. Allin
	Title:	Chief Executive Officer

SELLER:	GRADEBEAM LLC

	By:	/s/ Bryan Jurewicz
	Name:	Bryan Jurewicz
	Title:	President and CEO

[Signature Page to Asset Purchase Agreement]